4 November 2015

Mr. David Coyne

Dear David,

RE: EMPLOYMENT OFFER

Following recent discussions, we have pleasure in offering you a position with Peninsula Energy Limited

(Company).

Your terms of employment are as follows:

Position:	Chief Financial Officer (CFO)

Term:

The term of this Agreement shall commence on June 17, 2013 (Commencement Date). Subject to the provisions for termination contained in this Agreement, the appointment will be for an initial term of three years (Term), subject to extension by mutual agreement.

Hours of Work:	Hours of work will be from 8.30am to 6pm. Circumstances may require you to work additional hours outside your usual hours.

Remuneration:	Your base salary will be $350,000 per annum (exclusive of Company superannuation contributions).

The Company will also make superannuation contributions on your behalf into a superannuation fund of your choice, in accordance with legislative requirements, up to the value of the Concessional Contributions Limit of $25,000 per annum.

On commencement, your salary package will be:

Base Salary:	$350,000.00
Superannuation:	$25,000.00
Annual Bonus:	$75,000.00
Total Remuneration	$450,000.00

Peninsula Energy Limited - ABN: 67 062 409 303
Level 2, 100 Railway Road, Subiaco, WA,
PO Box 8129, Subiaco East, WA 6008
Phone: +61 (0) 8 9380 9920 Fax: +61 (0) 8 9381 5064

Your salary will be paid each month into a bank account nominated by you. You may salary sacrifice your base salary in accordance with Company policy and taxation legislation.

Annual Bonus:

It is agreed that your annual bonus will be paid in two equal instalments during the course of a 12 month period. The first equal instalment (50% of the Annual Bonus amount) shall be eligible for payment six (6) months from the Commencement Date. 50% of the Annual Bonus amount shall be eligible for payment every six (6) months thereafter.

Payment of the applicable Annual Bonus component shall be subject to satisfactory achievement of objectives during the preceding six (6) month period. The objectives for each six (6) month period shall be agreed in writing between you and the Executive Chairman at the commencement of each six (6) month period.

Incentive Shares:	It is agreed that you will be issued the following securities in the Company 1/3 of each upon commencement of employment

1/3 of each 12 months after commencement and

1/3 of each 24 months after commencement

4,000,000 Class D Performance Shares

4,000,000 Class E Performance Shares

4,000,000 Class F Performance Shares

Should you cease to be employed by the Company for whatever reason, your entitlement to any outstanding shares will be relinquished.

Long Term Incentive Plan:

The Company is considering the introduction of a Long Term Incentive Plan (LTIP) that may apply to certain employees within the Company. You recognise that at the Commencement Date, no LTIP is in place and that there is no guarantee that an LTIP will be put in place. It is agreed, however, that in the event that an LTIP is subsequently established, you shall be invited to participate in the LTIP.

Performance:	You will perform the duties of CFO, which will consist of: see Appendix 2 (Services);

Peninsula Energy Limited - ABN: 67 062 409 303
Level 2, 100 Railway Road, Subiaco, WA,
PO Box 8129, Subiaco East, WA 6008
Phone: +61 (0) 8 9380 9920 Fax: +61 (0) 8 9381 5064

Annual Leave:

You are entitled to 4 weeks (20 working days) annual leave for each completed year of service. Annual leave accrues on a pro rata basis and is credited monthly. Leave loading is not payable on annual leave. Annual leave which is not taken during the year in which it accrues will be carried forward from year to year.

Annual leave must be taken at a time mutually agreed between you and the Company. The period between December 1 and February 28 is the preferred time for employees to take leave based on the Company’s operational cycle. Conversely the period immediately before and after financial year end and the 6 week period between 15 August and the end of September are the least preferred times for leave to be taken. The Company will however give due consideration to leave requests at other times during the year.

Personal Leave:	You will be entitled to 10 days paid personal leave per annum personal leave accrues on a pro rata basis and is credited monthly but for the avoidance of doubt will not be carried forward.

If you are absent through illness or injury, you are required to notify the Company as early as possible on the day you are absent. You must provide the Company with a medical certificate where reasonably practicable.

Long Service Leave:	Long service entitlements are based on current statutory requirements in the state of Western Australia.

Other leave:	You will be entitled to compassionate leave, parental leave and unpaid carer’s leave in accordance with Company policy and with the relevant legislation as amended from time to time

Reviews:

Your salary is reviewed by the Company after a period of 18 months from Commencement Date and annually after this. If your efforts are deemed to be exceeding the expectations of the Executive Chairman, your salary may be reviewed at an earlier date.

Proprietorship

Whilst you are employed by the Company any intellectual property, which can include articles, books, brochures, software etc written or developed by you will become and remain the property of the Company.

Confidentiality:	You are obliged to maintain confidentiality in all matters that you become privy to in the course of discharging your duties. Please refer to Appendix 1 – Confidentiality Agreement.

Peninsula Energy Limited - ABN: 67 062 409 303
Level 2, 100 Railway Road, Subiaco, WA,
PO Box 8129, Subiaco East, WA 6008
Phone: +61 (0) 8 9380 9920 Fax: +61 (0) 8 9381 5064

Parking:	The Company shall provide you with suitable parking and office space during the Term.

Air Travel:	For air travel exceeding 5 hours in duration, travel shall be by Business Class.

Information Systems:	Access to and use of email and internet is governed by Company policy. Please refer to Appendix 3 – Internet & Email Usage Policy.

Securities Trading:

Whilst you are employed by the Company you must comply with the Share Trading Policy of the Company. General restrictions apply to prohibit employees engaging in short term trading of the Company’s securities and to prohibit employees trading the Company’s securities when in possession of unpublished price sensitive information.

Termination:

This employment agreement may be terminated by either party by providing three (3) month’s notice in writing. This period of notice may be amended, dependent on the circumstances, at the discretion of the Company Directors. Specifically this will occur should you depart from the procedures adopted by the Company or you are in breach of any of the conditions set out in this letter.

Please confirm your acceptance of this letter by signing the enclosed copy and returning it to me.

We are pleased that you will be joining our team and look forward to an enjoyable and rewarding association.

Yours sincerely

John (Gus) Simpson
Executive Chairman
Peninsula Energy Limited

Peninsula Energy Limited - ABN: 67 062 409 303
Level 2, 100 Railway Road, Subiaco, WA,
PO Box 8129, Subiaco East, WA 6008
Phone: +61 (0) 8 9380 9920 Fax: +61 (0) 8 9381 5064

I hereby agree to the terms and conditions outlined in this letter and the attached Appendix 1 – Confidentiality Agreement, Appendix 2 – Position Description and Appendix 3 – Internet Policy.

Signed:

David Coyne

Date: _______ 8 May 2013 ______________

Peninsula Energy Limited - ABN: 67 062 409 303
Level 2, 100 Railway Road, Subiaco, WA,
PO Box 8129, Subiaco East, WA 6008
Phone: +61 (0) 8 9380 9920 Fax: +61 (0) 8 9381 5064

Appendix 1

CONFIDENTIALITY AGREEMENT

Confidential Information

In this Agreement “Confidential Information” means any statement, contract, agreement, specification, drawing, report, knowledge or information at any time disclosed (whether in writing or orally) by Peninsula Energy Limited or its subsidiaries (PEN) or any company with which PEN may be in commercial or technical association.

Confidentiality Undertaking

The employee agrees that he/she shall treat any Confidential Information as confidential and shall not without the prior written consent of PEN:

1.	disclose, publish or communicate or permit the disclosure, publication or communication of the Confidential Information or any part of it to any person, other than for the Permitted Purpose;

2.	make copies or permit the making of copies of any Confidential Information or any part of it except to the extent that it is reasonably necessary to carry out a Permitted Purpose; or

3.	Use any information acquired in the course of employment to the employer’s detriment or to the detriment of an associated company.

And the Employee agrees that, for the purpose of the above undertakings, information coming to the Employee’s knowledge by reason of employment by the Employer as to the practice, processes, methods, business, dealings or affairs of the Employer or an associated company is confidential information.

This undertaking shall not apply to information which has come into the public domain other than by breach of this undertaking by the employee.

Return of Information

The employee undertakes that he/she will, following the termination or suspension of negotiations, the fulfilment of the Permitted Purpose or the termination of employment, return all documents and other materials in the possession of the employee and the employee undertakes not to retain any copy or replica of any such documents or materials.

Governing Law

This agreement shall be governed by the law of the State of Western Australia and each party submits to the jurisdiction of the Courts of Western Australia.

Peninsula Energy Limited - ABN: 67 062 409 303
Level 2, 100 Railway Road, Subiaco, WA,
PO Box 8129, Subiaco East, WA 6008
Phone: +61 (0) 8 9380 9920 Fax: +61 (0) 8 9381 5064

Position Title:	Chief Financial Officer
Department:	Group Headquarters
Responsible To:	Executive Chairman
Date Effective:	June 17, 2013

1.	POSITION OBJECTIVES

•	Responsible for overall management of all budgeting, accounting systems, processes, procedures and controls, finance, financial reporting, and commercial related functions within the Peninsula Energy Ltd group (PEN Group).

2.	KEY RESPONSIBILITIES

•	Develop financial and commercial data analysis and cash flow forecasting processes to provide timely information to the PEN Group Board and senior management teams
•

Working with the PEN Group management teams, identify the key controllable business cost drivers and develop appropriate monitoring and reporting processes with a focus on future cost optimisation (both capital and operating costs)

•	Develop and implement appropriate commercial systems to ensure the PEN Group extracts the maximum value from its contract relationships
•

Manage the annual PEN Group budget process and prepare budget plans for the Perth Corporate Headquarters consistent with corporate strategy and provide the PEN Group Board with individual and combined budgets / cash flows

•	Manage the process of periodic updates to the current year forecasts
•	Liaise with appropriate senior management to determine LOM Long Term Mine Planning process
•	Develop financial models to allow evaluation of other business opportunities
•	Promote a strong internal control environment ensuring that internal control systems are in compliance and in a state of continuous improvement
•	Implementing plans to achieve long range objectives
•	Monitor and report on financial and commercial performance through timely, accurate and meaningful weekly and monthly reports

Peninsula Energy Limited - ABN: 67 062 409 303
Level 2, 100 Railway Road, Subiaco, WA,
PO Box 8129, Subiaco East, WA 6008
Phone: +61 (0) 8 9380 9920 Fax: +61 (0) 8 9381 5064

•	Monitor, report on and recommend improvements to the company’s financial, accounting and business information systems
•	Champion the PEN Group Risk Management systems within the Perth Corporate Headquarters and operational satellites.
•

Develop, manage and coordinate the effective operation of the PEN Group financial/accounting systems and processes including development and refinement of relevant and appropriate policies and procedures

•	Ensure that the PEN Group complies with all financial and accounting statutory obligations
•	Ad-hoc financial analysis as needed by the Executive Chairman
•	Develop and maintain relationships with external financial providers so that the Company is able to secure sources of funding that enable the Company to meet its objectives
•	Develop and maintain relationships with major external stakeholders to the Company, namely shareholders, investment analysts, major suppliers, major customers and government / regulatory body

3.	MAIN DUTIES AND TASKS

Management

•	Provide leadership and direction to the PEN Group management teams including; financial analysis, reporting & accounting, logistics, commercial, and IT
•	Provide advice and assistance to optimise financial and commercial processes within the PEN Group
•	Manage the following the PEN Group functions:
• Financial Reporting and Accounting
• Treasury
• Taxation
• Payroll
• Insurance
• Information Technology and Systems

•	Government agency liaison to ensure commercial, taxation and financial compliance
•	Human Resources, Risk Management and Information Systems policy development, implementation and compliance
•	Liaison with major contractors/suppliers
•	Liaison with the PEN Group senior management teams
•	Oversee the financial, accounting and commercial aspects of all PEN Group operating satellite’s

Key short and medium term objectives (1 to 3 years):

Peninsula Energy Limited - ABN: 67 062 409 303
Level 2, 100 Railway Road, Subiaco, WA,
PO Box 8129, Subiaco East, WA 6008
Phone: +61 (0) 8 9380 9920 Fax: +61 (0) 8 9381 5064

•	Review all budgeting, accounting, financial and reporting systems and procedures and implement “best practise” improvements where required
•	Develop a standardised monthly reporting package, including operational and financial reports, for the PEN Group Board that is timely and accurate
•	Review the 2012/2013 PEN Group budget and take responsibility for maintaining the budgeting process from appointment
•	Manage quarterly audit timetables and processes (post FY12)
•	Provide input and financial analysis into evaluation of major capital programmes
•	Develop detailed operating plans and consolidated budgets for delivery to the Board
•	Develop a Company Policy and Procedures Manual
•	Develop the appropriate debt and equity model for the Company to finance the initial stages of the Lance development
•	Secure appropriate debt (or other form of finance) to enable the Company to develop the Lance project
•	Develop a Delegation of Authority matrix to be applied across the PEN Group

Long term plans (>3 years):

•	Cost optimisation across the PEN Group
•	LOM of mine commercial review, including scenario analysis of different operational and pricing assumptions
•	Develop the finance and commercial function across the PEN Group to support the transition through development into ongoing production and sales
•

Initial KPI’s:

•	Financial and commercial compliance and systems performance (Auditor approval)
•	Timely provision of meaningful cost information to the PEN Group Board and Management teams
•

Financial and cash flow forecasting provides timely and accurate information on which the PEN Group Board and management teams can make appropriate decisions to ensure the financial health of the business

•	Arrangement of sufficient financing to facilitate the development of the Lance project through to steady state production in accordance with the development timetable approved by the Board

Peninsula Energy Limited - ABN: 67 062 409 303
Level 2, 100 Railway Road, Subiaco, WA,
PO Box 8129, Subiaco East, WA 6008
Phone: +61 (0) 8 9380 9920 Fax: +61 (0) 8 9381 5064

4.	ORGANISATIONAL RELATIONSHIPS
Supervises
Direct
•	Company Secretary, Senior Accountant; Bookkeeper;
Indirect
Satellite Operations CFO’s/ CAO’s/ Commercial managers

Customers

•	Executive Chairman
•	PEN Group Board
•	Senior Management Teams

5.	EXTENT OF AUTHORITY

As specified in Company Policy and Procedures Manual (to be documented)

6.	POSITION REQUIREMENTS

Essential:

•	Strong reporting and communication skills
•	Strong management skills
•	Strong motivational and team development skills
•	Strong understanding of business systems in an operational mining company
•	Sound working knowledge of Australian Accounting regulatory systems and IFRS
•	Experience in dealing with auditors

Peninsula Energy Limited - ABN: 67 062 409 303
Level 2, 100 Railway Road, Subiaco, WA,
PO Box 8129, Subiaco East, WA 6008
Phone: +61 (0) 8 9380 9920 Fax: +61 (0) 8 9381 5064

•	A recognised accounting designation (CPA / CA preferred)
•	Tertiary qualification in relevant discipline
•	Extensive leadership experience within financial and commercial positions within the mining industry
•	10-15 years experience

Desirable:
•	Experience with Classic
•	Sound working knowledge of USA and Republic of South Africa Financial Reporting Standards
•	Experience in dealing with Regulatory agencies and officers
•	Knowledge of commodities marketing and experience in managing commodities sales from a transfer pricing perspective

7.	SPECIAL REQUIREMENTS OF THIS POSITION
•	Experience and proven track record in financial and commercial functions

Peninsula Energy Limited - ABN: 67 062 409 303
Level 2, 100 Railway Road, Subiaco, WA,
PO Box 8129, Subiaco East, WA 6008
Phone: +61 (0) 8 9380 9920 Fax: +61 (0) 8 9381 5064

Appendix 3

INTERNET AND EMAIL USAGE POLICY

This Internet and e-mail usage policy applies to all employees and to external entities and their employees who are authorised to use the Company’s Internet and Email solutions (‘Users’).

The policy applies to all information passed via the Internet and e-mail, regardless of format (text, graphics, video, etc) or mechanism (electronic mail, file transfer, attachment, etc).

Access to the Internet and e-mail is provided as a Company resource to be used for business purposes. PEN however will allow personal usage on the condition it is reasonable and does not interfere with work activities.

To comply with Company policy, users

•	May not intentionally interfere with the normal operation of resources for these services, including the propagation of junk mail, computer viruses, sustained high volume network traffic or hindering others in their use of the resources.

•	Must not allow use of their Internet and e-mail access by others.

•	May not examine, change or use another person’s files, messages or user access for which they do not have explicit authorisation.

•	Are prohibited from soliciting the receipt of, or transmission of, material that is illegal, obscene, pornographic, defamatory, racist or sexist.

•	Users are prohibited from soliciting the receipt of, or transmission of commercial software or copyright material.

•	Are responsible for maintaining appropriate security measures for information stored as e-mail.

•	Will follow company virus protection measures for all information transmitted via the Internet and inform IT Support immediately a virus is detected.

•	Must report any security violations involving the Internet immediately and assist in investigating and resolving the problem.

•	Must take the same Duty of Care in drafting an email as they would for any other communication.

Peninsula Energy Limited - ABN: 67 062 409 303
Level 2, 100 Railway Road, Subiaco, WA,
PO Box 8129, Subiaco East, WA 6008
Phone: +61 (0) 8 9380 9920 Fax: +61 (0) 8 9381 5064

The Company reserves the right to

•

Determine how and when to dispose of all information received via the Internet and/or e-mails. All messages, both incoming and outgoing, become the property of PEN and as such are subject to examination by authorised personnel at any time.

•	Limit the size of incoming and outgoing messages.

•	Log and monitor all accesses to the Internet.

•	Remove e-mail access or internet privileges from a user at any time.

Peninsula Energy Limited - ABN: 67 062 409 303
Level 2, 100 Railway Road, Subiaco, WA,
PO Box 8129, Subiaco East, WA 6008
Phone: +61 (0) 8 9380 9920 Fax: +61 (0) 8 9381 5064